UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hegarty, Kevin P.
   250 E. Carpenter Freeway
   Irving, TX  75062
2. Issuer Name and Ticker or Trading Symbol
   Associates First Capital Corporation
   AFS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   06-0876639
4. Statement for Month/Year
   04/30/97
5. If Amendment, Date of Original (Month/Year)
   05/08/97
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Comptroller and Principal Accounting Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock       |4/15/9|P (1| |1.163             |A  |$43.00     |2,854.359          |D     |                           |
                           |7     |)   | |                  |   |           |                   |      |                           |
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Class A Common Stock       |4/15/9|J (2|V|1.133             |A  |$46.125    |                   |I     |By 401(k) Plan             |
                           |7     |)   | |                  |   |           |                   |      |                           |
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Class A Common Stock       |4/30/9|J (2|V|0.9               |A  |$51.25     |26.112             |I     |By 401(k) Plan             |
                           |7     |)   | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |(3)         |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. These shares were purchased through payroll deduction pursuant to the company's employee stock purchase plan.
2. These shares were acquired under the exemption provided by Rule
16b-3(c).
3. On May 8, 1997, the reporting person mistakenly reported acquisitions of an aggregate of 2.033 shares of phantom stock units pursuant to the company's excess benefit plan that did not in fact occur. As of April 30, 1997, the reporting person owned no shares of such phantom stock units.
SIGNATURE OF REPORTING PERSON
Frederic C. Liskow on behalf of Kevin P. Hegarty
DATE
June 9, 1997